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                                                                   EXHIBIT 99



OTHER FINANCIAL INFORMATION
(UNAUDITED)

BUSINESS SEGMENT INFORMATION
(IN THOUSANDS OF DOLLARS)

                                                  QUARTER ENDED          TWO QUARTERS ENDED        FOUR QUARTERS ENDED
                                              --------------------------------------------------------------------------
                                               JUNE 30     JUNE 25      JUNE 30       JUNE 25      JUNE 30      JUNE 25
                                                1996        1995         1996          1995         1996         1995
                                              --------     --------   ----------    ----------   ----------   ----------
OPERATING REVENUE
  Newspapers................................  $595,581     $565,726   $1,166,337    $1,102,859   $2,313,660   $2,201,781
  Business Information Services.............   121,401      121,729      248,306       259,195      490,763      516,821
                                              --------     --------   ----------    ----------   ----------   ----------
                                              $716,982     $687,455   $1,414,643    $1,362,054   $2,804,423   $2,718,602
                                              ========     ========   ==========    ==========   ==========   ==========

OPERATING INCOME
  Newspapers................................  $ 89,497     $ 94,736   $  150,743    $  172,465   $  259,424   $  353,240
  Business Information Services.............     1,803        3,072        2,776         9,756        5,042       20,297
  Corporate.................................   (10,850)     (13,094)     (22,457)      (26,500)     (48,841)     (46,651)
                                              --------     --------   ----------    ----------   ----------   ----------
                                              $ 80,450     $ 84,714   $  131,062    $  155,721   $  215,625   $  326,886
                                              ========     ========   ==========    ==========   ==========   ==========

DEPRECIATION AND AMORTIZATION
  Newspapers................................  $ 28,291     $ 23,809   $   56,567    $   47,474   $  105,144   $   94,713
  Business Information Services.............    13,567       12,785       27,231        26,200       53,902       53,137
  Corporate.................................       969          554        1,906         1,086        3,510        1,876
                                              --------     --------   ----------    ----------   ----------   ----------
                                              $ 42,827     $ 37,148   $   85,704    $   74,760   $  162,556   $  149,726
                                              ========     ========   ==========    ==========   ==========   ==========


KNIGHT-RIDDER SHARE TRADING
(AS QUOTED BY KNIGHT-RIDDER FINANCIAL SERVICES)

               1996 SECOND QUARTER **                           1995 SECOND QUARTER **
- ---------------------------------------------     ----------------------------------------------
VOLUME PER DAY     HIGH        LOW      CLOSE     VOLUME PER DAY      HIGH       LOW       CLOSE
   378,178        38 7/16   32 11/16   36 1/4         225,130        28 7/8     26 3/16     28 7/16



** Restated to reflect two-for-one stock split effective July 31, 1996.



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